Exhibit 4.2

ENCORE ACQUISITION COMPANY
Issuer
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
Trustee
THIRD SUPPLEMENTAL INDENTURE
Dated as of April 27, 2009
To

INDENTURE

Dated as of November 16, 2005
9.5% SENIOR SUBORDINATED NOTES DUE 2016

Third Supplemental Indenture

EXHIBITS
Exhibit A: Form of Note
Third Supplemental Indenture

     THIRD SUPPLEMENTAL INDENTURE, dated as of April 27, 2009 (this “Third Supplemental Indenture”), between ENCORE ACQUISITION COMPANY, a Delaware corporation (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”).
RECITALS
     WHEREAS, the Company and the Trustee have heretofore entered into an Indenture, dated as of November 16, 2005 (the “Original Indenture”); and
     WHEREAS, under the Original Indenture, a new series of Securities may at any time be established by the Board of Directors of the Company in accordance with the provisions of the Original Indenture, and the terms of such series may be established by a supplemental indenture executed by the Company and by the Trustee; and
     WHEREAS, the Company proposes to create under the Original Indenture a new series of Securities; and
     WHEREAS, all acts and things necessary to make the Notes (as herein defined), when executed by the Company and authenticated and delivered by the Trustee as provided in the Original Indenture and this Third Supplemental Indenture, the valid and binding obligations of the Company and to make this Third Supplemental Indenture a valid and binding agreement in accordance with the Original Indenture have been done or performed;
     NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:
ARTICLE 1
Relation to Indenture; Definitions
SECTION 1.01. Relation to Indenture.
     With respect to the Notes, this Third Supplemental Indenture constitutes an integral part of the Original Indenture.
SECTION 1.02. Definitions.
     For all purposes of this Third Supplemental Indenture, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Original Indenture. The following terms shall have the definitions set forth below as used in this Third Supplemental Indenture and in the provisions of the Original Indenture amended hereby, and for purposes of this Third Supplemental Indenture and the provisions of the Original Indenture amended hereby only shall replace any such definitions of such capitalized terms set forth in the Original Indenture.
     “Additional Assets” means (1) any property, plant or equipment used in a Related Business; (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or
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(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.
     “Additional Notes” means, subject to the Company’s compliance with Section 4.08, 9.5% Senior Subordinated Notes due 2016 issued from time to time after the Issue Date (other than pursuant to Section 2.08, 2.09, 2.12 or 3.07 of the Indenture).
     “Adjusted Consolidated Net Tangible Assets” or “ACNTA” means (without duplication), as of the date of determination:
     (a) the sum of:
     (1) discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries (including oil and natural gas reserves attributable to the net profits interests owned by an Oil and Gas Royalty Trust to the extent such net profits interests are attributable to the Company or a Restricted Subsidiary by virtue of its ownership of Capital Stock of such Oil and Gas Royalty Trust) calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the prices utilized in such year end reserve report) of:
(A)	estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, and

(B)	estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such reserve report which would, in the case of determinations made under clauses (A) or (B), in accordance with standard industry practice, result in such determinations, and decreased by, as of the date of determination, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the prices utilized in such year end reserve report) attributable to:
(C)	estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report, and
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(D)	reductions in the estimated oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such reserve report which would, in the case of determinations made under clauses (C) or (D), in accordance with standard industry practice, result in such determinations;
provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be estimated by the Company’s engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer;
     (2) the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the end of the most recent fiscal quarter for which financial statements of the Company have been made publicly available prior to the date of determination;
     (3) the Net Working Capital as of the end of the most recent fiscal quarter for which financial statements of the Company have been made publicly available prior to the date of determination; and
     (4) the greater of (i) the net book value as of a date no earlier than the end of the most recent fiscal quarter for which financial statements of the Company have been made publicly available prior to the date of determination and (ii) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date no earlier than the most recent fiscal year for which financial statements of the Company have been made publicly available prior to the date of determination (provided that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed); minus
          (b) to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:
     (1) minority interests;
     (2) any natural gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited consolidated financial statements;
     (3) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or
Third Supplemental Indenture

other agreements then in effect, or which otherwise are required to be delivered to third parties;
     (4) the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and
     (5) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(1) (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.
     If the Company changes its method of accounting from the successful efforts method to the full cost method or a similar method of accounting, “ACNTA” will continue to be calculated as if the Company were still using the successful efforts method of accounting.
     “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of Sections 4.09, 4.11 and 4.12 of the Indenture only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof. No Person shall be deemed an Affiliate of an Oil and Gas Royalty Trust solely by virtue of ownership of Capital Stock of such trust.
     “Applicable Premium” means, with respect to a Note at any time, the greater of (1) 1.0% of the principal amount of such Note at such time and (2) the excess, if any, of (A) the present value at such time of (i) the redemption price of such Note at May 1, 2013 as set forth in paragraph 5 of the Note plus (ii) any required interest payments (excluding accrued and unpaid interest through May 1, 2013) due on such Note through May 1, 2013, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.
     “Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary or any Oil and Gas Royalty Trust, the Capital Stock of which is owned by the Company or a Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:
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     (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) or of an Oil and Gas Royalty Trust;
     (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary;
     (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary; or
     (4) any net profits interests held by any such Oil and Gas Royalty Trust other than, in the case of clauses (1), (2) and (3) above,
(A)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B)	for purposes of Section 4.11 of the Indenture only, (x) a disposition that constitutes a Restricted Payment permitted by Section 4.09 of the Indenture or a Permitted Investment and (y) a disposition of all or substantially all the assets of the Company in accordance with Section 5.01 of the Indenture; and

(C)	the trade or exchange by the Company or any Restricted Subsidiary of any oil or natural gas property or interest therein of the Company or such Restricted Subsidiary for any oil or natural gas property or interest therein of another Person, including any cash or cash equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the value of the oil or natural gas property or interest therein received by the Company or any Restricted Subsidiary in such trade or exchange (including any cash or cash equivalents) is at least equal to the fair market value (as determined in good faith by the Board of Directors, an Officer or an officer of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the oil or natural gas property or interest therein (including any cash or cash equivalents) so traded or exchanged;

(D)	the creation of a Lien;

(E)	a disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 or any successor or analogous provisions of the Code;

(F)	a disposition of the Capital Stock of or any Investment in any Unrestricted Subsidiary other than an Oil and Gas Royalty Trust;

(G)	surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;
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(H)	any disposition of defaulted receivables that arose in the ordinary course of business for collection;

(I)	the contribution of net profits interests in oil and natural gas properties to an Oil and Gas Royalty Trust that is wholly owned by the Company or a Restricted Subsidiary at the time or as the result of such contribution;

(J)	Production Payments and Reserve Sales in connection with the acquisition of any crude oil and natural gas property after the Issue Date; provided that any such Production Payment and Reserve Sale is created, incurred, issued or assumed in connection with the financing of, and within 30 days after the acquisition of, such oil and natural gas property;

(K)	the sale or transfer (whether or not in the ordinary course of business) of any oil and gas property or interest therein to which no proved reserves are attributable at the time of such sale or transfer; and

(L)	a single transaction or series of related transactions that involve the disposition of assets with a fair market value of less than $2.0 million.
     “Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semiannually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation” herein.
     “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by (2) the sum of all such payments.
     “Bank Indebtedness” means all Obligations pursuant to Credit Facilities.
     “Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.
     “Capital Stock” of any Person means any and all shares, units of beneficial interests (including of an Oil and Gas Royalty Trust), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any
Third Supplemental Indenture

Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.
     “Change of Control” means the occurrence of any of the following events:
     (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”), if such other person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);
     (2) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors (together with (A) any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved and (B) any representative of a Permitted Holder) cease for any reason to constitute a majority of the Board of Directors then in office;
     (3) the adoption of a plan relating to the liquidation or dissolution of the Company; or
     (4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by one or more Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction
Third Supplemental Indenture

and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial information of the Company has been made publicly available prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:
     (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness and the use of proceeds thereof as if such Indebtedness had been Incurred on the first day of such period and such proceeds had been applied as of such date;
     (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned (if any) during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;
     (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which were the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);
     (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of material assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or
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substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and
     (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.
For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than twelve months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof).
     The Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility, the outstanding principal balance of which is required to be computed on a pro forma basis in accordance with the foregoing, shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided, that such average daily balance shall take into account the amount of any repayment of Indebtedness under such revolving credit facility during the applicable period, to the extent such repayment permanently reduced the commitments or amounts available to be borrowed under such facility.
     “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:
     (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;
     (2) amortization of debt discount and debt issuance cost;
     (3) capitalized interest;
     (4) non-cash interest expense;
     (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;
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     (6) net payments pursuant to Interest Rate Agreements;
     (7) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company);
     (8) interest incurred in connection with Investments in discontinued operations;
     (9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and
     (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust, minus, to the extent included above, write-off of deferred financing costs and interest attributable to Dollar-Denominated Production Payments.
     “Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:
     (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:
(A)	subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend, interest payment or other distribution (subject, in the case of a dividend, interest payment or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B)	the Company’s equity in a net loss of any such Person for such period shall not be included in determining such Consolidated Net Income, except to the extent of the aggregate cash actually contributed to such Person by the Company or a Restricted Subsidiary during such period;
     (2) solely for the purposes of determining the aggregate amount available for Restricted Payments under Section 4.09(a)(3) of the Indenture, any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;
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     (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:
(A)	subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend, interest payment or other distribution (subject, in the case of a dividend, interest payment or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;
     (4) any gain or loss, together with any related provision for taxes on such gain or loss and all related fees and expenses, realized in connection with (A) the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and (B) the disposition of any securities of any Person or the extinguishment of any Indebtedness of the Company or any of its Subsidiaries;
     (5) extraordinary or non-recurring gains or losses, together with any related provision for taxes on such gains or losses and all related fees and expenses; and
     (6) the cumulative effect of a change in accounting principles;
     (7) any impairment losses on oil and natural gas properties;
     (8) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133); and
     (9) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards.
Notwithstanding the foregoing, for the purposes of Section 4.09 of the Indenture only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such section pursuant to clause (a)(3)(E) thereof.
     “Consolidated Net Worth” means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance
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with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:
     (1) the par or stated value of all outstanding Capital Stock of the Company plus
     (2) paid-in capital or capital surplus relating to such Capital Stock plus
     (3) any retained earnings or earned surplus
less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.
     “Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including under the Revolving Credit Facility) or commercial paper facilities with banks or other lenders providing revolving credit loans, term loans, production payment facilities, receivables financing facilities (including through the sale of receivables) or letters of credit facilities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
     “Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.
     “Designated Senior Indebtedness”, with respect to a Person means:
     (1) the Bank Indebtedness; and
     (2) any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of this Indenture.
     “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:
     (1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;
     (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or
     (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part (other than redeemable or required to be purchased only for Capital Stock of such Person which is not itself Disqualified Stock);
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in each case on or prior to the 91st day after the Stated Maturity of the Notes; provided, however, that (A) any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” shall not constitute Disqualified Stock if:
     (1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable, as measured by the purchase or redemption price or the breadth of the definition of the event or events triggering such purchase or redemption obligation, to the holders of such Capital Stock than the terms applicable to the Notes and described in Sections 4.11 and 4.13 of the Indenture; and
     (2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.
and (B) any Capital Stock that would constitute Disqualified Stock solely because such Capital Stock is issued pursuant to any plan for the benefit of employees of the Company or Subsidiaries of the Company or by any such plan to such employees and may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations shall not constitute Disqualified Stock.
     The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.
     “Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
     “EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:
     (1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;
     (2) Consolidated Interest Expense;
     (3) depreciation, depletion, exploration and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period); and
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     (4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period, and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of:
(A)	the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments; and

(B)	amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.
Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation, depletion, exploration and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA (1) only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and (2) only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.
     “Existing Investments” means assets (including securities) held by the Company or any of the Restricted Subsidiaries as consideration for an Investment made on or before the Issue Date or acquired thereafter pursuant to any agreement or obligation as in effect on the Issue Date.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:
     (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;
     (2) statements and pronouncements of the Financial Accounting Standards Board;
     (3) such other statements by such other entity as approved by a significant segment of the accounting profession; and
     (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.
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     “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or
     (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or any obligation to the extent it is payable only in Capital Stock of the Guarantor that is not Disqualified Stock. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any Indebtedness.
     “Guaranty Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in the Indenture.
     “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Oil and Natural Gas Hedging Contract, Interest Rate Agreement or Currency Agreement.
     “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 4.08 of the Indenture:
     (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;
     (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;
     (3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness; and
     (4) unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133)
will not be deemed to be the Incurrence of Indebtedness.
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     “Indebtedness” means, with respect to any Person on any date of determination (without duplication):
     (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;
     (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;
     (3) all obligations of such Person (other than obligations payable solely in Capital Stock of such Person that is not Disqualified Stock) issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and accrued expenses);
     (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transactions (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);
     (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Restricted Subsidiary of such Person the principal amount of such Preferred Stock to be determined in accordance with this Indenture (but excluding, in each case, any accrued dividends) (and the term “Incur Indebtedness” and similar terms include issuances of such Disqualified Stock and Preferred Stock);
     (6) all obligations of the types referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;
     (7) all obligations of the types referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the liquidation value of such property or asset and the amount of the obligation so secured;
     (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and
     (9) any Guarantee by such Person of production or payment with respect to a Production Payment and Reserve Sale;
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if and to the extent, in the case of obligations of the types referred to in clauses (1), (2) and (3) above, such obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.
     Notwithstanding the foregoing, the following shall not constitute “Indebtedness”:
     (1) accrued expenses and trade accounts payable arising in the ordinary course of business;
     (2) except as expressly provided in clause (9) above, Production Payments and Reserve Sales;
     (3) obligations in respect of farm-in agreements;
     (4) obligations arising from guarantees to suppliers, lessors, licensees, contractors, franchisees or customers incurred in the ordinary course of business;
     (5) any obligations under workers’ compensation laws and similar legislation;
     (6) any obligation in respect of any royalty, overriding royalty, net profits interest, master limited partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties; or
     (7) any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness.
     Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.
     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.
     “Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.
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     “Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.
     “Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of Guarantee but excluding any such extension of credit made in the ordinary course of business to any customer or supplier) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.
     For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and Section 4.09 of the Indenture:
     (1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and
     (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.
     “Investment Grade Rating” means having both a rating equal to or higher than BBB- by S&P and a rating equal to or higher than Baa3 by Moody’s.
     “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.
     “Issue Date” means April 27, 2009.
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
     “Material Change” means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated development costs) of more than 50% during a fiscal quarter in the discounted future net revenues from proved oil and natural gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (a)(1) of the definition of ACNTA; provided, however, that the following will be excluded from the calculation of Material Change:
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     (1) any acquisitions during the fiscal quarter of oil and natural gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist; and
     (2) any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with Section 4.11 of the Indenture.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received (and, in the case of an Asset Disposition by an Oil and Gas Royalty Trust, only as and when received by the Company or any Restricted Subsidiary), but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:
     (1) all accounting, engineering, investment banking, brokerage, legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local and other taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, and any relocation expenses incurred or assumed in connection with such Asset Disposition;
     (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;
     (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and
     (4) the deduction of appropriate amounts provided by the seller as a reserve for adjustment in respect of the sale price of the assets that were the subject of such Asset Disposition or as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.
     “Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
     “Net Present Value” means, with respect to any proved oil and natural gas reserves, the discounted future net cash flows associated with such reserves, determined in accordance with the rules and regulations (including interpretations thereof) of the SEC in effect on the date of the Prospectus Supplement.
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     “Net Working Capital” means:
     (1) all current assets of the Company and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of business; minus
     (2) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness and current liabilities from commodity price risk management activities arising in the ordinary course of business;
in each case determined in accordance with GAAP.
     “Non-Recourse Purchase Money Indebtedness” means Indebtedness (other than Capital Lease Obligations) of the Company or any Subsidiary Guarantor incurred in connection with the acquisition by the Company or such Subsidiary Guarantor in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Subsidiary Guarantor in conducting its operations) with respect to which;
     (1) the holders of such Indebtedness agree that they will look solely to the fixed assets so acquired which secure such Indebtedness, and neither the Company nor any Restricted Subsidiary (a) is directly or indirectly liable for such Indebtedness or (b) provides credit support, including any undertaking, Guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired fixed assets); and
     (2) no default or event of default with respect to such Indebtedness would cause or permit (after notice or passage of time or both), any holder of any other Indebtedness of the Company or a Subsidiary Guarantor to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or Stated Maturity.
     “Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.
     “Oil and Gas Business” means:
     (1) the acquisition, exploration, exploitation, development, operation and disposition of interests in oil, natural gas, other hydrocarbon and mineral properties;
     (2) the gathering, marketing, distribution, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and the marketing of oil, natural gas, other hydrocarbons and minerals obtained from unrelated Persons;
     (3) any business relating to or arising from exploration for or exploitation, development, production, treatment, processing, storage, refining, transportation,
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gathering or marketing of oil, natural gas, other hydrocarbons and minerals and products produced in association therewith;
     (4) any other related energy business, including power generation and electrical transmission business where fuel required by such business is supplied, directly or indirectly, from oil, natural gas, other hydrocarbons and minerals produced substantially from properties in which the Company or its Restricted Subsidiaries, directly or indirectly, participates;
     (5) any business relating to oil field sales and service; and
     (6) any activity necessary, appropriate or incidental to the activities described in the preceding clauses (1) through (5) of this definition.
     “Oil and Gas Royalty Trust” means a trust that is an Unrestricted Subsidiary formed by the Company or a Restricted Subsidiary to hold net profits interests in any of the Company’s and its Restricted Subsidiaries’ oil and natural gas properties that, at all times:
     (1) holds no assets other than (a) net profits interests in the Company’s and its Restricted Subsidiaries’ oil and natural gas properties and (b) Temporary Cash Investments;
     (2) conducts no business or activities other than the holding of the assets permitted by clause (1) above and the distribution of its available funds as required by clause (3) below;
     (3) distributes all funds (less reasonable reserves, if any, for operating liabilities as determined by the trustee) held by it to its unit holders on a pro rata basis no less frequently than monthly;
     (4) does not incur, nor permit to exist, directly or indirectly, any Indebtedness other than Indebtedness Incurred for its routine administrative expenses;
     (5) is not permitted to sell its net profits interests except in immaterial amounts or when revenue from such interests fall below $1.0 million annually;
     (6) is not permitted to sell its net profits interests except for cash equal to the fair market value thereof (as determined in good faith by the trustee of such Oil and Gas Royalty Trust, whose determination shall be conclusive);
     (7) is not permitted to issue Capital Stock except to the Company or a Restricted Subsidiary in exchange for the conveyance to such Oil and Gas Royalty Trust of net profits interests in connection with its formation; and
     (8) is governed by a trust agreement that requires the trustee to operate the Oil and Gas Royalty Trust in compliance with the terms of clauses (1) through (7) above.
     “Oil and Natural Gas Hedging Contract” means any oil and natural gas hedging agreement, and other agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in oil and natural gas prices.
Third Supplemental Indenture

     “Permitted Business Investments” means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas, other hydrocarbons and minerals through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:
     (1) ownership interests in oil, natural gas, other hydrocarbon and mineral properties or gathering, transportation, processing, storage or related systems; and
     (2) entry into, and Investments and expenditures in the form of or pursuant to, operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil, natural gas, other hydrocarbons and minerals, production sharing agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements with third parties (including Unrestricted Subsidiaries).
“Permitted Holders” means:
     (1) I. Jon Brumley;
     (2) Jon S. Brumley;
     (3) trusts, the sole beneficiaries and trustees of which are the individuals listed in clauses (1) and (2) above or their immediate family members; and
     (4) corporations, partnerships and other entities (a) of which the individuals listed in clauses (1) and (2) above or their immediate family members are the beneficial owners of all Capital Stock and other equity or voting interests and (b) that are controlled by such individuals and their immediate family members.
“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:
     (1) (a) the Company, (b) a Restricted Subsidiary or (c) a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business, or (d) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that the primary business of such Person is a Related Business;
     (2) cash and Temporary Cash Investments;
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     (3) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;
     (4) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
     (5) loans or advances to officers, directors and employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;
     (6) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;
     (7) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to Section 4.11 of the Indenture or consideration received for a disposition not constituting an Asset Disposition;
     (8) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
     (9) any acquisitions of Capital Stock solely in exchange for Capital Stock (other than Disqualified Stock) of the Company;
     (10) Hedging Obligations;
     (11) obligations of one or more officers, directors or employees of the Company or any of its Restricted Subsidiaries in connection with such individual’s acquisition of shares of Capital Stock of the Company (and refinancings of the principal thereof and accrued interest thereon) so long as no net cash or other assets of the Company and its Restricted Subsidiaries are paid by the Company or any of its Restricted Subsidiaries to such individuals in connection with the acquisition of any such obligations;
     (12) Existing Investments and any Investments made with the proceeds of any dispositions thereof;
     (13) Permitted Business Investments;
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     (14) Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses or concessions related to the Oil and Gas Business;
     (15) Investments in prepaid expenses, negotiable instruments held for collection or deposit and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;
     (16) Investments in a wholly-owned Unrestricted Subsidiary that constructs and owns an office building for use as the Company’s headquarters in an aggregate amount not to exceed $10.0 million at any one time outstanding;
     (17) Investments in Capital Stock of any Oil and Gas Royalty Trust; and
     (18) Investments in any Person, not otherwise permitted to be made pursuant to clause (1) through (17), in an aggregate amount, which when taken together with all other Investments made on or after the Issue Date pursuant to this clause, does not exceed $20.0 million at any one time outstanding (after giving effect to any reductions in the aggregate amount of such Investments as a result of the disposition thereof, including through liquidation, repayment or other reduction (but excluding dividends) for cash, the aggregate amount of such reductions not to exceed the aggregate amount of such Investments outstanding and previously made pursuant to this clause (18).
“Permitted Liens” means the following types of Liens:
     (1) Liens securing Senior Indebtedness;
     (2) Liens in favor of the Company or a Restricted Subsidiary;
     (3) Liens securing the Notes, any Subsidiary Guarantee or other obligations arising under this Indenture;
     (4) Liens existing as of the Issue Date;
     (5) Liens for taxes, assessments and governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;
     (6) statutory and contractual Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or contract incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;
     (7) Liens incurred or deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or
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regulatory obligations, surety and appeal bonds, bids, leases, government contracts and leases, performance and return of money bonds and other similar obligations, including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (exclusive of obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other hydrocarbons and minerals on state, Federal or foreign lands or waters);
     (8) Liens arising out of judgments, decrees, orders or awards not constituting an Event of Default;
     (9) leases, subleases, licenses or sublicenses to third parties entered into in the ordinary course of business;
     (10) Liens on, or related to, assets to secure all or part of the costs incurred in the ordinary course of the Oil and Gas Business for the exploration, drilling, development, production, processing, transportation, marketing, storage or operation thereof;
     (11) Liens on pipeline or pipeline facilities that arise under operation of law;
     (12) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil, natural gas, other hydrocarbon and mineral leases, farm-out or farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business;
     (13) Liens reserved in oil, natural gas, other hydrocarbon and mineral leases for bonus or rental payments and for compliance with the terms of such leases;
     (14) Liens constituting survey exceptions, encumbrances, easements, and reservations of, and rights to others for, rights-of-way, zoning and other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, do not secure the payment of borrowed money, and in the aggregate do not materially adversely affect the value of the assets of the Company and its Restricted Subsidiaries, taken as a whole, or materially impair the use of such properties for the purposes for which such properties are held by the Company or such Subsidiaries;
     (15) Liens encumbering assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such assets;
     (16) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;
     (17) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or
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created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
     (18) Liens arising under this Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Indenture; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;
     (19) set-off, chargeback and other rights of depositary and collection banks and other regulated financial institutions with respect to money or instruments of the Company or any of its Restricted Subsidiaries on deposit with or in the possession of such institutions;
     (20) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under Section 4.09 of the Indenture;
     (21) any Lien existing on any Property of a Person at the time such Person is merged or consolidated with or into the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary (and not incurred in anticipation of or in connection with such transaction), provided that such Liens are not extended to other Property of the Company or the Restricted Subsidiaries;
     (22) any Lien existing on any Property at the time of the acquisition thereof (and not incurred in anticipation of or in connection with such transaction), provided that such Liens are not extended to other Property of the Company or the Restricted Subsidiaries;
     (23) Liens to secure Production Payments that are not prohibited by this Indenture to the extent such Liens are limited to the assets that are the subject of such Production Payments;
     (24) Liens to secure a Refinancing Indebtedness incurred to refinance Indebtedness that was secured by a Lien permitted under this Indenture and that was incurred in accordance with the provisions of this Indenture; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than assets or property securing the Indebtedness so refinanced; and
     (25) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any time outstanding.
     In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).
Third Supplemental Indenture

     “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
     “Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.
     “Production Payments and Reserve Sales” means the grant or transfer to any Person of a Dollar-Denominated Production Payment, Volumetric Production Payment, royalty, overriding royalty, net profits interest, master limited partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties.
     “Prospectus Supplement” means the Company’s prospectus supplement dated April 22, 2009, and the Company’s prospectus dated April 22, 2009 supplemented thereby, which form a part of the Company’s registration statement on Form S-3 as filed with the SEC, registration statement no. 333-158680.
     “Public Equity Offering” means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.
     “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
     “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with this Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:
     (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;
     (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and
     (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus accrued interest thereon and fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;
provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
Third Supplemental Indenture

     “Related Business” means the Oil and Gas Business and any other business in which the Company or a Subsidiary was engaged on the Issue Date and any business related, ancillary or complementary thereto.
     “Representative” means, with respect to a Person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.
     “Restricted Payment” with respect to any Person means:
     (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions (or dividends or other distributions on a basis more favorable to the Company or to a Restricted Subsidiary) made by a Subsidiary that is not a Wholly Owned Subsidiary to stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));
     (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than the Company or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);
     (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase, redemption, defeasance or other acquisition of Subordinated Obligations or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value); or
     (4) the making of any Investment (other than a Permitted Investment) in any Person.
     “Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.
     “Revolving Credit Facility” means the Amended and Restated Credit Agreement dated as of March 7, 2007, among the Company, Encore Operating, L.P., Bank of America, N.A., as Administrative Agent and L/C Issuer, Fortis Capital Corp. and Wachovia Bank, N.A., as Co-Syndication Agents, BNP Paribas and Calyon New York Branch, as Co-Documentation Agents, and the financial institutions listed on Schedule 2.01 thereto as Lenders, and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager, and other parties thereto, as amended to date.
Third Supplemental Indenture

     “S&P” means Standard and Poor’s Ratings Services.
     “Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Secured Indebtedness” means any Indebtedness of the Company secured by a Lien.
     “Securities Act” means the U.S. Securities Act of 1933, as amended.
     “Senior Indebtedness” means with respect to any Person:
     (1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and
     (2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above;
unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate or pari passu in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:
     (1) any obligation of such Person to any Subsidiary;
     (2) any liability for Federal, state, local or other taxes owed or owing by such Person;
     (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);
     (4) any Indebtedness or other Obligation (and any accrued and unpaid interest in respect thereof) of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;
     (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of this Indenture; or
     (6) any Preferred Stock or Disqualified Stock.
     “Senior Subordinated Indebtedness” means, with respect to a Person, the Notes (in the case of the Company), the Subsidiary Guaranty (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank
Third Supplemental Indenture

pari passu with the Notes or such Subsidiary Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.
     “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
     “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
     “Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.
     “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by (1) such Person; (2) such Person and one or more Subsidiaries of such Person; or (3) one or more Subsidiaries of such Person. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.
     “Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture, in each case unless and until such subsidiary is released from its obligations under its Subsidiary Guaranty pursuant to the terms of the Indenture. As of the Issue Date, the Subsidiary Guarantors are EAP Operating, LLC, EAP Properties, Inc., Encore Operating, L.P. and Encore Operating Louisiana, LLC.
     “Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.
     “Temporary Cash Investments” means any of the following:
     (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;
     (2) investments in demand accounts and time deposit accounts, bankers acceptances, overnight bank deposits, certificates of deposit and money market deposits maturing within twelve months of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities
Third Supplemental Indenture

Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;
     (3) investments in deposits available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, provided that (i) all such deposits have been made in such accounts in the ordinary course of business and (ii) such deposits do not at any one time exceed $10.0 million in the aggregate;
     (4) repurchase (or reverse repurchase) obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;
     (5) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and
     (6) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s.
     “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to May 1, 2013 or, in the case of defeasance, to maturity; provided, however, that if the average life to May 1, 2013 or maturity, as the case may be, of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life to May 1, 2013 or maturity, as the case may be, of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
     “Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.
     “Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.
Third Supplemental Indenture

     “Unrestricted Subsidiary” means:
     (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and
     (2) any Subsidiary of an Unrestricted Subsidiary.
     As of the Issue Date, the Unrestricted Subsidiaries are Encore Partners LP Holdings LLC, Encore Partners GP Holdings LLC, Encore Energy Partners GP LLC, Encore Energy Partners LP, Encore Energy Partners Operating LLC, Encore Energy Partners Finance Corporation and Encore Clear Fork Pipeline LLC.
     The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries own any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.09 of the Indenture. In the case of any designation by the Company of a Person as an Unrestricted Subsidiary on the first day that such Person is a Subsidiary of the Company in accordance with the provisions of this Indenture, such designation shall be deemed to have occurred for all purposes of this Indenture simultaneously with, and automatically upon, such Person becoming a Subsidiary.
     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under Section 4.08(a) of the Indenture and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
     “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.
     “Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.
     “Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
     “Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.
Third Supplemental Indenture

SECTION 1.03. Other Definitions.

Defined
Term	in Section
“Affiliate Transaction”	4.12*
“Bankruptcy Law”	6.01*
“Cash Consideration”	4.11(a)(2)*
“Change of Control Offer”	4.13(b)*
“covenant defeasance option”	8.01(b)*
“Custodian”	6.01*
“Event of Default”	6.01*
“Guaranteed Obligation”	10.01
“Investment Grade Rating”	4.17*
“legal defeasance option”	8.01(b)*
“Notes”	2.01
“Offer”	4.11(b)*
“Offer Amount”	4.11(c)(2)*
“Offer Period”	4.11(c)(2)*
“Purchase Date”	4.11(c)(1)*
“Successor Company”	5.01*
“Suspended Covenants”	4.17*

*	Reference is to the applicable Section of the Original Indenture, rather than to the applicable Section of this Third Supplemental Indenture.
SECTION 1.04. General References.
     All references in this Third Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Third Supplemental Indenture; and the term “herein”, “hereof”, “hereunder” and any other word of similar import refers to this Third Supplemental Indenture. All references to Articles and Sections of the Indenture refer to the corresponding Articles and Sections of the Original Indenture as amended by this Third Supplemental Indenture.
SECTION 1.05. Rules of Construction. Unless the context otherwise requires:
     (1) “including” means including without limitation;
     (2) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;
     (3) the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;
     (4) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater; and
Third Supplemental Indenture

     (5) all references to the date the Notes were originally issued shall refer to the Issue Date.
ARTICLE 2
The Series of Securities
SECTION 2.01. The Form and Title of the Securities.
     There is hereby established a new series of Securities to be issued under the Original Indenture and to be designated as the Company’s 9.5% Senior Subordinated Notes due 2016 (including any Additional Notes, the “Notes”). The Notes shall be substantially in the form attached as Exhibit A hereto, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Original Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as the Company may deem appropriate or as may be required or appropriate to comply with any laws or with any rules made pursuant thereto or with the rules of any securities exchange or automated quotation system on which the Notes may be listed or traded, or to conform to general usage, or as may, consistently with the Indenture, be determined by the officers executing such Notes, as evidenced by their execution thereof.
     The Notes shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of the Original Indenture as supplemented by this Third Supplemental Indenture (including the form of Note set forth as Exhibit A hereto (the terms of which are incorporated in and made a part of this Third Supplemental Indenture for all intents and purposes)).
SECTION 2.02. Amount.
     The aggregate principal amount of the Notes which may be authenticated and delivered pursuant hereto is unlimited. The Trustee shall initially authenticate and deliver Notes for original issue in an initial aggregate principal amount of up to $225,000,000 upon delivery to the Trustee of a Company Order for the authentication and delivery of such Notes. The aggregate principal amount of the Notes to be issued hereunder may be increased at any time hereafter and the series may be reopened for issuances of Additional Notes, upon Company Order without the consent of any Holder. The Notes issued on the date hereof and any such Additional Notes that may be issued hereafter shall be part of the same series of Securities for all purposes under the Indenture.
SECTION 2.03. Stated Maturity.
     The Notes may be issued on any Business Day on or after April 27, 2009, and the Stated Maturity of the Notes shall be May 1, 2016.
SECTION 2.04. Interest and Interest Rates.
     The rate or rates at which the Notes shall bear interest, the date or dates from which such interest shall accrue, the Interest Payment Dates on which any such interest shall be payable and the record date for any interest payable on any Interest Payment Date, in each case, shall be as set forth in the form of Note set forth as Exhibit A hereto.
Third Supplemental Indenture

SECTION 2.05. Place of Payment.
     As long as any Notes are outstanding, the Company shall maintain as the Place of Payment for the Notes an office or agency in the Borough of Manhattan, The City of New York, where Notes may be presented for payment. The Company has designated by written notice to the Trustee such Place of Payment pursuant to Section 4.02 of the Indenture, which as of the Issue Date of the Notes will be 45 Broadway, New York, New York 10006-3007.
SECTION 2.06. Optional Redemption.
     At its option, the Company may redeem the Notes, in whole or in part, in principal amounts of $1,000 or any integral multiple thereof, at such times and from time to time, and at the applicable redemption price determined, in each case as set forth in the form of Note attached hereto as Exhibit A, in accordance with the terms set forth in the Notes and in accordance with Article III of the Indenture.
SECTION 2.07. Defeasance and Discharge; Covenant Defeasance.
     Article VIII of the Indenture shall apply to the Notes.
SECTION 2.08. Global Securities.
     The Notes shall initially be issuable in whole or in part in the form of one or more Global Securities. Such Global Securities (i)  shall be deposited with, or on behalf of, the Depository Trust Company, New York, New York, which shall act as Depositary with respect to the Notes, (ii) shall bear the legends applicable to Global Securities set forth in the form of Note attached hereto as Exhibit A, (iii) may be exchanged in whole or in part for Notes in definitive form upon the terms and subject to the conditions provided in Section 2.17 of the Indenture and (iv) shall otherwise be subject to the applicable provisions of the Indenture.
ARTICLE 3
Amendment of Certain Provisions of Article IV of the Original Indenture
SECTION 3.01. Amendment of Section 4.03 of the Original Indenture.
     Paragraph (b) of Section 4.03 of the Original Indenture is hereby amended, solely as it applies to the Notes, to read as follows:
          (b) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC (to the extent the SEC will accept such filings) and provide the Trustee and Holders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections (but, without exhibits in the case of the Holders), such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections.
Third Supplemental Indenture

SECTION 3.02. Additional Covenants.
     Article IV of the Original Indenture is hereby amended, solely as it applies to the Notes, to add the following covenants at the end thereof:
SECTION 4.08 Limitation on Indebtedness.
          (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.5 to 1.
          (b) Notwithstanding the foregoing Section 4.08(a), the Company and the Restricted Subsidiaries shall be entitled to Incur any or all of the following Indebtedness:
     (1) Indebtedness Incurred by the Company and its Restricted Subsidiaries pursuant to Credit Facilities; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $300 million less the sum of all principal payments since the Issue Date with respect to such Indebtedness pursuant to Section 4.11(a)(3)(A) and (B) $150 million plus 20% of ACNTA as of the date of such Incurrence;
     (2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company or a Subsidiary Guarantor is the obligor on such Indebtedness, unless such Indebtedness is owing to the Company or a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;
     (3) the Notes (but excluding any Additional Notes) and all Subsidiary Guaranties;
     (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this Section 4.08(b));
     (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary became a Restricted Subsidiary or was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Restricted Subsidiary or was acquired by the Company); provided, however, that on the date such Subsidiary became a Restricted Subsidiary or was acquired by the Company and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.08(a);
Third Supplemental Indenture

     (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Section 4.08(a) or pursuant to clause (3), (4), or (5) of this Section 4.08(b) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Restricted Subsidiary Incurred pursuant to clause (5) of this Section 4.08(b), such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary;
     (7) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness outstanding on the Issue Date or permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to this Indenture;
     (8) Hedging Obligations consisting of Oil and Natural Gas Hedging Contracts and Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Subsidiaries;
     (9) Indebtedness in respect of performance, bid and surety bonds, including Guarantees and letters of credit functioning as or supporting such performance, bid and surety bonds, completion guarantees and other reimbursement obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business (in each case other than for an obligation for money borrowed);
     (10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;
     (11) Indebtedness consisting of any Guarantee by the Company or a Subsidiary Guarantor of Indebtedness of the Company or a Subsidiary Guarantor outstanding on the Issue Date or permitted by this Indenture to be Incurred by the Company or a Subsidiary Guarantor;
     (12) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price, cost of construction or improvement or carrying cost of assets used in the business of the Company and its Restricted Subsidiaries and related financing costs, and Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause, in an aggregate principal amount at any one time outstanding not to exceed $25.0 million;
     (13) Indebtedness arising from any agreement providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) Incurred by any Person in connection with the acquisition or disposition of assets;
     (14) Indebtedness in respect of in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business;
Third Supplemental Indenture

     (15) Non-Recourse Purchase Money Indebtedness Incurred by the Company and any Subsidiary Guarantors; provided, however, that immediately after giving effect to any such Incurrence, the aggregate principal amount of all Non-Recourse Purchase Money Indebtedness Incurred under this clause (15) and then outstanding does not exceed $25.0 million; and
     (16) Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (15) of this Section 4.08(b) or Section 4.08(a)) does not exceed $40.0 million of which not more than $20.0 million may be Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors.
           (c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will incur any Indebtedness pursuant to Section 4.08(b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.
     (d) For purposes of determining compliance with this Section 4.08:
     (1) any Indebtedness remaining outstanding under the Revolving Credit Facility after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under Section 4.08(b)(1);
     (2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, or is entitled to be incurred in compliance with the Consolidated Coverage Ratio in Section 4.08(a), the Company, in its sole discretion, may classify such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.08 and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and
     (3) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above or as having been incurred in compliance with the Consolidated Coverage Ratio in Section 4.08(a).
          (e) Notwithstanding Sections 4.08(a) and (b), neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness if such Indebtedness is subordinate or junior ranking in right of payment to any Senior Indebtedness of such Person, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person.
SECTION 4.09 Limitation on Restricted Payments.
          (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:
     (1) a Default shall have occurred and be continuing (or would result therefrom);
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     (2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to Section 4.08(a); or
     (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since April 2, 2004 would exceed the sum of (without duplication):
(A)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which April 2, 2004 occurs to the end of the most recent fiscal quarter for which financial statements of the Company are publicly available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)	100% of the aggregate Net Cash Proceeds or the fair market value of property other than cash (including Capital Stock of Persons engaged in the Oil and Gas Business or assets used in the Oil and Gas Business) received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to April 2, 2004 (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution, or the fair market value of property other than cash, received by the Company from its shareholders subsequent to April 2, 2004; plus

(C)	the aggregate Net Cash Proceeds received by the Company subsequent to April 2, 2004 from the issuance or sale of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees; provided, however, that if such employee stock ownership plan or trust Incurs any Indebtedness to finance the purchase of such Capital Stock, such aggregate amount shall be limited to the excess of such Net Cash Proceeds over the amount of such Indebtedness plus an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made from time to time by such employee stock ownership plan or trust with respect to such Indebtedness; plus

(D)	the amount by which Indebtedness of the Company or a Restricted Subsidiary is reduced on the Company’s consolidated balance sheet upon the conversion or exchange subsequent to April 2, 2004 of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company
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upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(E)	an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person (including any Unrestricted Subsidiary) resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that to the extent the foregoing sum exceeds, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, such excess shall not be included in this clause (E) unless the amount represented by such excess has not been and will not be taken into account in one of the foregoing clauses (A), (B), (C) or (D); plus

(F)	$25.0 million.
     (b) The preceding provisions will not prohibit:
     (1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent issuance or sale of, or made by conversion into or exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from one or more of its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments under Section 4.09(a)(3) and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under Section 4.09(a)(3)(B);
     (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary
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Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence or sale of, Indebtedness which is permitted to be Incurred pursuant to Section 4.08; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments under Section 4.09(a)(3);
     (3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Disqualified Stock of the Company or a Subsidiary Guarantor made by conversion into or exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) of, Disqualified Stock of the Company which is permitted to be issued pursuant to Section 4.08; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments under Section 4.09(a)(3);
     (4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section 4.09; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments under Section 4.09(a)(3) at the time of payment;
     (5) so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or the respective heirs, estates or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, redemptions and other acquisitions and retirements (excluding amounts representing cancellation of Indebtedness) shall not exceed $3.0 million in any twelve-month period; provided further, however, that such purchases, redemptions and other acquisitions and retirements shall be excluded in the calculation of the amount of Restricted Payments under Section 4.09(a)(3);
     (6) repurchases, acquisitions or retirements of shares of Company common stock deemed to occur upon the exercise of stock options or similar rights issued under employee benefit plans when shares are surrendered to pay all or a portion of the exercise price or to satisfy any federal income tax obligations; provided, however, that such repurchases, acquisitions or retirements shall be excluded in the calculation of the amount of Restricted Payments under Section 4.09(a)(3);
     (7) the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this Section 4.09; provided, however, that such payment will be excluded in the calculation of the amount of Restricted Payments under Section 4.09(a)(3);
     (8) payments to dissenting stockholders (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by this Indenture; provided,
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however, that such payments will be included in the calculation of the amount of Restricted Payments under Section 4.09(a)(3).
     (9) upon the occurrence of a Change of Control or an Asset Disposition and within 60 days after the completion of the offer to repurchase the Notes pursuant to Sections 4.11 or 4.13, (including the purchase of all Notes tendered), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Obligations required pursuant to the terms thereof as a result of such Change of Control or Asset Disposition at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, no Default shall have occurred and be continuing (or would result therefrom), and (B) such purchase, repurchase, redemption, defeasance or other acquisition and retirement for value will be excluded in the calculation of the amount of Restricted Payments under Section 4.09(a)(3).
     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, in accordance with the Restricted Payment.
     For purposes of determining compliance with this Section 4.09, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described above, the Company, in its sole discretion, may order and classify such Restricted Payment in any manner in compliance with this Section 4.09.
     SECTION 4.10 Limitation on Restrictions on Distributions from Restricted Subsidiaries.
     The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:
(1)	with respect to clauses (a), (b) and (c),
(A)	any encumbrance or restriction pursuant to an agreement governing Indebtedness or Capital Stock and other agreements or instruments in effect at or entered into on the Issue Date;

(B)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness
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Incurred by such Restricted Subsidiary or Capital Stock or other agreement or instrument of such Restricted Subsidiary in existence on or prior to the date on which such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Indebtedness Incurred, Capital Stock issued or agreements or instruments entered into as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(C)	any encumbrance or restriction pursuant to an agreement effecting a Refinancing in whole or in part of Indebtedness Incurred pursuant to an agreement referred to in subclause (A) or (B) of clause (1) of this Section 4.10 or this subclause (C) or subclause (B) of clause (2) of this Section 4.10 or contained in any amendment to, or modification, restatement, renewal, increase, supplement, replacement or extension of, an agreement referred to in subclause (A) or (B) of clause (1) of this Section 4.10 or this clause (C) or subclause (B) of clause (2) of this Section 4.10; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment, modification, restatement, renewal, increase, supplement, replacement or extension agreement are not materially more restrictive, taken as a whole, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(D)	any customary encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to a merger agreement or an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(E)	customary encumbrances and restrictions contained in agreements of the types described in the definition of the term “Permitted Business Investments;” and

(F)	customary supermajority voting provisions and other customary provisions with respect to the disposition or distribution of assets, each contained in corporate charters, bylaws, stockholders’ agreements, limited liability company agreements, partnership agreements, joint venture agreements and other similar agreements entered into in the ordinary course of business of the Company and its Restricted Subsidiaries; and
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(2)	with respect to clause (c) only,
(A)	any such encumbrance or restriction consisting of customary nonassignment provisions (including provisions forbidding subletting or sublicensing) in leases governing leasehold interests and licenses to the extent such provisions restrict the transfer of the lease or license or the property leased, or licensed thereunder;

(B)	any encumbrance or restriction contained in credit agreements, security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary or in Production Payments and Reserve Sales, to the extent such encumbrance or restriction restricts the transfer of the property subject to such credit agreements, security agreements or mortgages or Production Payments and Reserve Sales;

(C)	encumbrances and restrictions contained in any agreement, instrument or Capital Stock assumed by the Company or any of its Restricted Subsidiaries or for which any of them becomes liable as in effect at the time of such transaction (except to the extent such agreement, instrument or Capital Stock was entered into in connection with or in contemplation of such transaction), which encumbrances and restrictions are not applicable to any assets other than assets acquired in connection with such transaction and all improvements, additions and accessions thereto and products and proceeds thereof;

(D)	restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(E)	encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Company and the Restricted Subsidiaries to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(F)	restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Company or such Restricted Subsidiary; and

(G)	customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale.
Third Supplemental Indenture

SECTION 4.11 Limitation on Sales of Assets and Subsidiary Stock.
          (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:
     (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration) (as determined in good faith by the Board of Directors, an Officer or an officer of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision), of the shares and assets subject to such Asset Disposition;
     (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents, Additional Assets or any combination thereof (collectively, the “Cash Consideration”); and
     (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):
(A)	first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)	second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets or to make capital expenditures in the Oil and Gas Business within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C)	third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness of the Company) pursuant to and subject to the conditions contained in this Indenture;
provided, however, that in connection with any prepayment, repayment, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.
Third Supplemental Indenture

     Upon any Asset Disposition by an Oil and Gas Royalty Trust in which the Company or any Restricted Subsidiary owns Capital Stock, the Company or such Restricted Subsidiary will apply the Net Available Cash therefrom as provided in Section 4.11(a)(3).
     Notwithstanding the foregoing provisions of this Section 4.11, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this Section 4.11 except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this Section 4.11 exceeds $20.0 million. Pending application of Net Available Cash pursuant to this Section 4.11, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.
     For the purposes of this Section 4.11, the following are deemed to be cash or cash equivalents:
     (1) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guaranty) that are assumed by the transferee of any such assets pursuant to (1) a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability or (2) an assignment agreement that includes, in lieu of such a release, the agreement of the transferee or its parent company to indemnify and hold harmless the Company or such Restricted Subsidiary from and against any loss, liability or cost in respect of such assumed liability (provided, however, that such indemnifying party (or its long-term debt securities) shall have an Investment Grade Rating (with no indication of a negative outlook or credit watch with negative implications, in any case, that contemplates such indemnifying party (or its long-term debt securities) failing to have an Investment Grade Rating) at the time the indemnity is entered into);
     (2) any non-Cash Consideration received by the Company or any Restricted Subsidiary from the transferee that is converted, monetized, sold or exchanged by the Company or such Restricted Subsidiary into cash or cash equivalents within 120 days of receipt.
     Notwithstanding the foregoing, the 75% limitation referred to in Section 4.11(a)(2) shall be deemed satisfied with respect to any Asset Disposition in which the cash or cash equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Disposition complied with the aforementioned 75% limitation.
     The requirement of Section 4.11(a)(3)(B) shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to therein is entered into by the Company or its Restricted Subsidiary within the time period specified in such clause and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.
Third Supplemental Indenture

     (b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to Section 4.11(a)(3)(C), the Company shall make such offer to purchase Notes (an “Offer”) on or before the 366th day after the later of the date of such Asset Disposition or the receipt of such Net Available Cash, and shall purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Subordinated Indebtedness of the Company) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness of the Company) in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this Section 4.11 if the Net Available Cash not applied or invested as provided in Section 4.11(a)(3)(A) or (B) is less than $20.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.
     (c) (1) Promptly, and in any event within 10 days after the Company becomes obligated to make an Offer, the Company shall deliver to the Trustee and send, by first-class mail to each Holder, a written notice stating that the Holder may elect to have his Notes purchased by the Company either in whole or in part (subject to prorating as described in Section 4.11(b) in the event the Offer is oversubscribed) in integral multiples of $1,000 of principal amount, at the applicable purchase price. The notice shall specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the “Purchase Date”) and shall contain such information concerning the business of the Company which the Company in good faith believes will enable such Holders to make an informed decision (which at a minimum will include (A) the most recently filed Annual Report on Form 10-K (including audited consolidated financial statements) of the Company, the most recent subsequently filed Quarterly Report on Form 10-Q and any Current Report on Form 8-K of the Company filed subsequent to such Quarterly Report, other than Current Reports describing Asset Dispositions otherwise described in the information furnished with such notice (or corresponding successor reports), (B) a description of material developments in the Company’s business subsequent to the date of the latest of such Reports, and (C) if material, appropriate pro forma financial information) and all instructions and materials necessary to tender Notes pursuant to the Offer, together with the information contained in clause (3).
     (2) Not later than the date upon which written notice of an Offer is delivered to the Trustee as provided below, the Company shall deliver to the Trustee an Officers’ Certificate as to (A) the amount of the Offer (the “Offer Amount”), including information as to any other Senior Subordinated Indebtedness included in the Offer, (B) the allocation of the Net Available Cash from the Asset Dispositions pursuant to which such Offer is being made and (C) the compliance of such allocation with the provisions of Section 4.11(a) and (b). On such date, the Company shall also irrevocably deposit with the
Third Supplemental Indenture

Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust) in Temporary Cash Investments, maturing on the last day prior to the Purchase Date or on the Purchase Date if funds are immediately available by open of business, an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this Section. If the Offer includes other Senior Subordinated Indebtedness, the deposit described in the preceding sentence may be made with any other paying agent pursuant to arrangements satisfactory to the Trustee. Upon the expiration of the period for which the Offer remains open (the “Offer Period”), the Company shall deliver to the Trustee for cancellation the Notes or portions thereof which have been properly tendered to and are to be accepted by the Company. The Trustee shall, on the Purchase Date, mail or deliver payment (or cause the delivery of payment) to each tendering Holder in the amount of the purchase price. In the event that the aggregate purchase price of the Notes delivered by the Company to the Trustee is less than the Offer Amount applicable to the Notes, the Trustee shall deliver the excess to the Company immediately after the expiration of the Offer Period for application in accordance with this Section 4.11.
     (3) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the Purchase Date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the Purchase Date, a telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.
     (4) At the time the Company delivers Notes to the Trustee which are to be accepted for purchase, the Company shall also deliver an Officers’ Certificate stating that such Notes are to be accepted by the Company pursuant to and in accordance with the terms of this Section 4.11. A Note shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.
          (d) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.11. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.11, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue of its compliance with such securities laws or regulations.
SECTION 4.12 Limitation on Affiliate Transactions.
          (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:
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     (1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could reasonably be expected to be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;
     (2) if such Affiliate Transaction involves an amount in excess of $10.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and
     (3) if such Affiliate Transaction involves an amount in excess of $25.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.
     (b) Section 4.12(a) will not prohibit:
     (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case not prohibited to be made pursuant to Section 4.09;
     (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment and severance arrangements, stock options and stock ownership plans, phantom stock or other incentive plans approved by the Board of Directors;
     (3) loans or advances to officers, directors and employees in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $3.0 million in the aggregate outstanding at any one time;
     (4) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;
     (5) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;
     (6) reasonable fees and reasonable compensation paid to, and indemnity and similar arrangements provided on behalf of, officers, directors and employees of the Company or any Restricted Subsidiary as determined in good faith by the Board of Directors or the Company’s senior management; and
     (7) any agreement as in effect on the Issue Date or any renewals, extensions or replacements of any such agreement (so long as such renewals, extensions or replacements are not less favorable to the Company or the Restricted Subsidiaries than
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the original agreement in effect on the Issue Date) and the transactions evidenced thereby.
SECTION 4.13 Change of Control.
          (a) Upon the occurrence of a Change of Control, then unless the Company shall have exercised its right to redeem all the Notes, each Holder shall have the right to cause the Company to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the terms contemplated in Section 4.13(b). In the event that at the time of such Change of Control the terms of the Senior Indebtedness of the Company (including the Revolving Credit Facility) restrict or prohibit the repurchase of Notes following such Change of Control, then prior to the mailing of the notice to Holders provided for in Section 4.13(b) below but in any event within 30 days following any Change of Control, the Company shall (1) repay in full all such Senior Indebtedness or (2) obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of the Notes as provided for in Section 4.13(b).
          (b) Unless the Company has exercised its right to redeem all the Notes and shall have delivered an irrevocable notice of redemption to the Trustee, within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:
     (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);
     (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);
     (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and
     (4) the instructions, as determined by the Company, consistent with this Section 4.13, that a Holder must follow in order to have its Notes purchased.
          (c) Holders electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased.
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     (d) On the purchase date, all Notes purchased by the Company under this Section 4.13 shall be delivered by the Company to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.
     (e) Notwithstanding the foregoing provisions of this Section 4.13, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
     (f) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.13, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.13 by virtue of its compliance with such securities laws or regulations.
SECTION 4.14 Limitation on Liens.
     The Company shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist or become effective any Lien securing Indebtedness of any kind except for Permitted Liens, on or with respect to any of its assets, whether owned at the Issue Date or thereafter acquired, unless (A) in the case of any Lien securing Subordinated Obligations, the Notes are secured by a Lien on such assets that is senior in priority to such Lien and (B) in the case of any other Lien, the Notes are either secured equally and ratably with such Indebtedness or are secured by a Lien on such assets that is senior in priority to such Lien.
SECTION 4.15 Future Guarantors.
     The Company shall cause each Restricted Subsidiary that Incurs any Indebtedness (other than Indebtedness Incurred pursuant to and in compliance with the last clause of Section 4.08(b)(16)) to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in this Indenture.
SECTION 4.16 Further Instruments and Acts.
     Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.
SECTION 4.17 Suspension of Covenants.
     (a) During any period that the Notes have an Investment Grade Rating and no Default has occurred and is continuing, the Company and the Restricted Subsidiaries shall not be
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subject to Sections 4.08(a), (b), (c) or (d), 4.09, 4.10, 4.11, 4.12 or 4.15, or Section 5.01(a)(3) of the Indenture (collectively, the “Suspended Covenants”).
     (b) In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of Section 4.17(a), and subsequently one or both of S&P and Moody’s downgrades the rating assigned to the Notes below BBB-, in the case of S&P, and below Baa3, in the case of Moody’s, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants (subject to subsequent suspension if the Notes again receive an Investment Grade Rating), and, with respect to Restricted Payments proposed to be made after the time of such downgrade, the permissibility of such proposed Restricted Payments will be calculated in accordance with Section 4.09 as though Section 4.09 had been in effect since the Issue Date.
ARTICLE 4
Amendment of Article V of the Original Indenture
     Article V of the Original Indenture is hereby amended, solely as it applies to the Notes, to read as follows:
ARTICLE V
Successor Company
     SECTION 5.01. When Company May Merge or Transfer Assets.
     (a) The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all the assets of the Company and its Restricted Subsidiaries, taken as a whole, to, any Person, unless:
     (1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;
     (2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;
     (3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to Section 4.08(a);
     (4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any) comply with the Indenture; and
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     (5) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will not be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred;
provided, however, that Section 5.01(a)(3) will not be applicable to (A) the Company or a Restricted Subsidiary consolidating with, merging into, conveying, transferring or leasing all or part of its properties and assets to the Company or a Subsidiary Guarantor, or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction within the United States of America or (C) at a time when the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants.
     For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
     The Successor Company (if not the Company) shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.
     (b) The Company shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless: (1) except in the case of a Subsidiary Guarantor (other than Encore Operating, L.P. and any Subsidiary Guarantor that directly or indirectly holds an equity interest in Encore Operating, L.P.) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company complies with its obligations under Section 4.11 in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and, if such Person is not already a Subsidiary Guarantor, such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty; (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and (3) in the event a Guaranty Agreement is executed and delivered pursuant to clause (1) above, the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such Guaranty Agreement, if any, complies with the Indenture.
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ARTICLE 5
Amendment of Certain Provisions of Article VI of the Original Indenture
SECTION 5.01. Amendment of Section 6.01 of the Original Indenture.
          Section 6.01 of the Original Indenture is hereby amended, solely as it applies to the Notes, to read as follows:
     SECTION 6.01. Events of Default. An “Event of Default” occurs if:
     (1) the Company defaults in any payment of interest on any Note when the same becomes due and payable, whether or not such payment shall be prohibited by Article X of the Indenture, and such default continues for a period of 30 days;
     (2) the Company defaults in the payment of the principal of any Note when the same becomes due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise, whether or not such payment shall be prohibited by Article X of the Indenture;
     (3) the Company fails to comply with Section 5.01 of the Indenture;
     (4) the Company fails to comply with Section 4.03, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, or 4.15 (other than a failure to purchase Notes when required under Section 4.11 or 4.13) and such failure continues for 30 days after the notice specified below;
     (5) the Company or any Subsidiary Guarantor fails to comply with any of its agreements in the Indenture (other than those referred to in clause (1), (2), (3) or (4) above) and such failure continues for 60 days after the notice specified below;
     (6) Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary (other than Non-Recourse Purchase Money Indebtedness) is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million; provided, that if such default is cured or waived or any such acceleration is rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuance of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;
     (7) the Company, any Subsidiary Guarantor or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
(A)	commences a voluntary case;

(B)	consents to the entry of an order for relief against it in an involuntary case;

(C)	consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D)	makes a general assignment for the benefit of its creditors;
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or takes any comparable action under any foreign laws relating to insolvency;
     (8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A)	is for relief against the Company, any Subsidiary Guarantor or any Significant Subsidiary in an involuntary case;

(B)	appoints a Custodian of the Company, any Subsidiary Guarantor or any Significant Subsidiary or for any substantial part of its property; or

(C)	orders the winding up or liquidation of the Company, any Subsidiary Guarantor or any Significant Subsidiary;
or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;
     (9) any judgment or decree for the payment of money in excess of $10.0 million above the coverage under applicable insurance policies and indemnities as to which the relevant insurer or indemnitor has not disclaimed responsibility is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment or decree and is not discharged, waived or stayed (the “judgment default provision”); or
     (10) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) for five days after notice or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty (the “Guaranty Failure Provision”).
     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
     The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
     A Default under clauses (4), (5) or (10) is not an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.
     The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default under clause (6) or (10) and any event which with the giving of notice or the lapse of time would become an Event of Default under clause (4), (5) or (9), its status and what action the Company is taking or proposes to take with respect thereto.
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SECTION 5.02. Amendment of Section 6.02 of the Original Indenture.
     Section 6.02 of the Original Indenture is hereby amended, solely as it applies to the Notes, to read as follows:
     SECTION 6.02. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8) of the Indenture with respect to the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(7) or (8) of the Indenture with respect to the Company occurs, the principal of and interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the Notes by notice to the Trustee may rescind an acceleration and its consequences if (i) the rescission would not conflict with any judgment or decree and (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.
SECTION 5.03. Amendment of Section 6.04 of the Original Indenture.
     Section 6.04 of the Original Indenture is hereby amended, solely as it applies to the Notes, to insert the following clause (2) in the first sentence thereof before the existing clause (2) and renumber the existing clause (2) as clause (3):
“, (2) a Default arising from the failure to redeem or purchase any Note when required pursuant to the Indenture,”
SECTION 5.04. Amendment of Section 6.05 of the Original Indenture.
     Section 6.05 of the Original Indenture is hereby amended, solely as it applies to the Notes, by deleting the following words from the first sentence thereof:
“relating to or arising under and Event of Default described in clause (1), (2), (3) or (7) of Section 6.01”
SECTION 5.05. Amendment of Section 6.10 of the Original Indenture.
     Section 6.10 of the Original Indenture is hereby amended, solely as it applies to the Notes, to read as follows:
     SECTION 6.10. Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:
     FIRST: to the Trustee for amounts due under Section 7.07 of the Indenture;
     SECOND: to holders of Senior Indebtedness of the Company and, if such money or property has been collected from a Subsidiary Guarantor, to holders of Senior Indebtedness of
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such Subsidiary Guarantor, in each case to the extent required by Article X of the Indenture and Article 11 of the Third Supplemental Indenture;
     THIRD: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and
     FOURTH: to the Company.
     The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section. At least 15 days before such record date, the Company shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.
ARTICLE 6
Amendment of Certain Provisions of Article VII of the Original Indenture
SECTION 6.01. Amendment of Section 7.05 of the Original Indenture.
     Section 7.05 of the Original Indenture is hereby amended, solely as it applies to the Notes, to add the following paragraph at the end thereof:
          The Trustee shall not be required to take notice or be deemed to have notice of any Event of Default, except failure of the Company to cause to be made any required payment to the Trustee, unless the Trustee shall be specifically notified of such default by the Company or by the Holders of at least 25% in aggregate principal amount of all Notes then outstanding by a notice delivered to the Corporate Trust Office of the Trustee and, in the absence of such notice, the Trustee may conclusively assume no Default exists.
SECTION 6.02. Amendment of Section 7.06 of the Original Indenture.
     Section 7.06 of the Original Indenture is hereby amended, solely as it applies to the Notes, by deleting “May 15” in the first sentence and substituting “June 15” in lieu thereof.
SECTION 6.03. Amendment of Section 7.07 of the Original Indenture.
     The fifth paragraph of Section 7.07 of the Original Indenture is hereby amended, solely as it applies to the Notes, to read as follows:
     When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(7) or (8) of the Indenture occurs, the expenses and compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.
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ARTICLE 7
Amendment of Article VIII of the Original Indenture
     Article VIII of the Original Indenture is hereby amended, solely as it applies to the Notes, to read as follows:
ARTICLE VIII
Discharge of Indenture; Defeasance
SECTION 8.01. Discharge of Liability on Securities; Defeasance.
     (a) When (1) the Company delivers to the Trustee all outstanding Notes (other than Notes replaced pursuant to Section 2.09 of the Indenture) for cancellation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption pursuant to Article III of the Indenture and the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date (other than Notes replaced pursuant to Section 2.09 of the Indenture), and if in either case the Company pays all other sums payable hereunder by the Company, then the Indenture shall, subject to Section 8.01(c) of the Indenture, cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of the Indenture on demand of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Company.
     (b) Subject to Sections 8.01(c) and 8.02 of the Indenture, the Company at any time may terminate (1) all its obligations under the Notes and the Indenture (“legal defeasance option”) or (2) its obligations under Sections 4.03, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13 and 4.14 of the Indenture and the operation of Sections 6.01(4), 6.01(6), 6.01(7), 6.01(8) and 6.01(9) of the Indenture (but, in the case of Sections 6.01(7) and (8) of the Indenture, with respect only to Significant Subsidiaries and Subsidiary Guarantors) and the limitations contained in Sections 5.01(a)(3) of the Indenture (“covenant defeasance option”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.
     If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(4), 6.01(6), 6.01(7), 6.01(8) and 6.01(9) of the Indenture (but, in the case of Sections 6.01(7) and 6.01(8) of the Indenture, with respect only to Significant Subsidiaries and Subsidiary Guarantors) or because of the failure of the Company to comply with Section 5.01(a)(3) of the Indenture. If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor, if any, shall be released from all its obligations with respect to its Subsidiary Guaranty.
     Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.
     (c) Notwithstanding clauses (a) and (b) above, the Company’s obligations in Sections 2.05, 2.06, 2.07, 2.08, 2.09, 2.10, 7.07 and 7.08 of the Indenture and in this Article VIII shall
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survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 7.07, 8.04 and 8.05 of the Indenture shall survive.
SECTION 8.02. Conditions to Defeasance. The Company may exercise its legal defeasance option or its covenant defeasance option only if:
     (1) the Company irrevocably deposits in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to maturity or redemption, as the case may be;
     (2) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be;
     (3) 123 days pass after the deposit is made and during the 123-day period no Default specified in Sections 6.01(7) or (8) of the Indenture with respect to the Company occurs which is continuing at the end of the 123-day period;
     (4) the deposit does not constitute a default under any other agreement binding on the Company and is not prohibited by Article X;
     (5) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;
     (6) in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of this Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;
     (7) in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;
     (8) the Company delivers to the Trustee an Opinion of Counsel in the jurisdiction or organization of the Company (if other than the United States) to the effect that (A) Holders will not recognize income, gain or loss for income tax purposes of such jurisdiction as a result of such deposit and defeasance, and will be subject to income tax of such jurisdiction on the same amounts, and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and
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     (9) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by this Article VIII have been complied with.
     Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article III of the Indenture.
SECTION 8.03. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes. Money and securities so held in trust are not subject to Article X.
SECTION 8.04. Repayment to Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money or securities held by them at any time.
     Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.
SECTION 8.05. Indemnity for Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.
SECTION 8.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes and the Subsidiary Guarantors’ obligations under their respective Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.
ARTICLE 8
Amendment of Certain Provisions of Article IX of the Original Indenture
SECTION 8.01. Amendment of Section 9.01 of the Original Indenture.
     Section 9.01 of the Original Indenture is hereby amended, solely as it applies to the Notes, to read as follows:
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SECTION 9.01. Without Consent of Holders. Subject to Section 9.02 of the Indenture, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture or the Notes without notice to or consent of any Holder:
     (1) to cure any ambiguity, omission, defect or inconsistency;
     (2) to comply with Article V of the Indenture;
          (3) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;
          (4) to add Guarantees with respect to the Notes, including any Subsidiary Guaranties, to secure the Notes or to confirm the release, termination or discharge of any Subsidiary Guarantor or any such Lien when such release, termination or discharge is permitted under the Indenture;
          (5) to comply with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, the Indenture under the TIA;
          (6) to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the Holders or to surrender any right or power herein conferred upon the Company or a Subsidiary Guarantor;
          (7) to add any additional Events of Default with respect to the Notes;
          (8) to change or eliminate any of the provisions of the Indenture; provided that any such change or elimination shall become effective only where there is no outstanding Note that is adversely affected in any material respect by that change in or elimination of that provision;
          (9) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Notes pursuant to Article VIII; provided, however, that any such action shall not adversely affect the interest of the Holder of any Notes in any material respect;
          (10) to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the Notes and to add or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee; or
          (11) to make any change to conform the text of the Indenture or the Notes to any provision in the Prospectus Supplement in the section “Description of the Notes” that does not adversely affect the Holder of any Note.
     However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Subsidiary Guarantor then outstanding unless such holder of such Senior Indebtedness (or its Representative) consents to such change or as otherwise permitted by the notes, debentures, bonds or other similar instruments evidencing such Senior Indebtedness.
Third Supplemental Indenture

     The consent of the holders of the Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
     After an amendment under this Section 9.01 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.
SECTION 8.02. Amendment of Section 9.02 of the Original Indenture.
     Section 9.02 of the Original Indenture is hereby amended, solely as it applies to the Notes, to read as follows:
SECTION 9.02. With Consent of Holders. The Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the Notes, or waive compliance in a particular instance by the Company with any provisions hereof or thereof, without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes). However, without the consent of each Holder affected thereby, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):
     (1) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;
     (2) reduce the rate of or change the time for payment of interest on any Note;
     (3) reduce the principal amount of or change the Stated Maturity of any Note;
          (4) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article III of the Indenture;
     (5) make any Note payable in money other than that stated in the Note;
          (6) impair the right of any Holder to receive payment of principal of and interest on such Holder’s securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;
     (7) make any change in Section 6.04 or 6.07 of the Indenture or the second sentence of this Section 9.02;
     (8) make any change in the ranking or priority of any Note that would adversely affect the Holders;
     (9) waive a continuing Default or Event of Default in the payment of principal on, premium (if any) or interest on the Notes; or
     (10) make any change in any Subsidiary Guaranty that would adversely affect the Holders in any material respect.
Third Supplemental Indenture

     It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.
     After an amendment under this Section 9.02 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment, supplement or waiver. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment, supplement or waiver under this Section 9.02.
SECTION 8.03. Addition of Section 9.07.
     Article IX of the Original Indenture is hereby amended, solely as it applies to the Notes, to add the following at the end thereof:
SECTION 9.07. Payment for Consent. Neither the Company nor any Affiliate of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.
ARTICLE 9
Amendment of Article X of the Original Indenture
     Article X of the Original Indenture is hereby amended, solely as it applies to the Notes, to read as follows:
ARTICLE X
Subordination
SECTION 10.01. Agreement To Subordinate. The Company agrees, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article X, to the prior payment of all Senior Indebtedness of the Company and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. The Notes shall in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and only Indebtedness of the Company which is Senior Indebtedness of the Company shall rank senior to the Notes in accordance with the provisions set forth herein. All provisions of this Article X shall be subject to Section 10.12 of the Indenture.
SECTION 10.02. Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:
     (1) holders of Senior Indebtedness of the Company shall be entitled to receive payment in full in cash of such Senior Indebtedness before Holders shall be entitled to receive any payment of principal of or interest on the Notes; and
Third Supplemental Indenture

     (2) until such Senior Indebtedness is paid in full in cash, any payment or distribution to which Holders would be entitled but for this Article X shall be made to holders of such Senior Indebtedness as their interests may appear, except that Holders may receive shares of stock and any debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the Notes.
SECTION 10.03. Default on Senior Indebtedness of the Company. The Company shall not pay the principal of or interest on the Notes or make any deposit pursuant to Section 8.01 of the Indenture and may not purchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) if either of the following (a “Payment Default”) occurs (1) any Obligation on any Designated Senior Indebtedness of the Company is not paid in full in cash when due; or (2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash; provided, however, that the Company shall be entitled to pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of any Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing. During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company shall not pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee of (with a copy to the Company) written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated (1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice; (2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or (3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash. Notwithstanding the provisions described in the immediately preceding two sentences (but subject to the provisions contained in the first sentence of this Section), unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness shall have accelerated the maturity of such Designated Senior Indebtedness, the Company shall be entitled to resume payments on the Notes after termination of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Company during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Indebtedness of the Company (other than holders of the Bank Indebtedness), a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. For purposes of this Section, no default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness of the Company initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period
Third Supplemental Indenture

by the Representative of such Designated Senior Indebtedness unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.
SECTION 10.04. Acceleration of Payment of Notes. If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness of the Company (or their Representatives) of the acceleration.
SECTION 10.05. When Distribution Must Be Paid Over. If a distribution is made to Holders that because of this Article X should not have been made to them, the Holders who receive the distribution shall hold it in trust for holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.
SECTION 10.06. Subrogation. After all Senior Indebtedness of the Company is paid in full and until the Notes are paid in full, Holders shall be subrogated to the rights of holders of such Senior Indebtedness to receive distributions applicable to such Senior Indebtedness. A distribution made under this Article X to holders of such Senior Indebtedness which otherwise would have been made to Holders is not, as between the Company and Holders, a payment by the Company on such Senior Indebtedness.
SECTION 10.07. Relative Rights. This Article X defines the relative rights of Holders and holders of Senior Indebtedness of the Company. Nothing in the Indenture shall:
          (1) impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms; or
          (2) prevent the Trustee or any Holder from exercising its available remedies upon a Default, subject to the rights of holders of Senior Indebtedness of the Company to receive distributions otherwise payable to Holders.
SECTION 10.08. Subordination May Not Be Impaired by Company. No right of any holder of Senior Indebtedness of the Company to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company or by its failure to comply with the Indenture.
SECTION 10.09. Rights of Trustee and Paying Agent. Notwithstanding Section 10.03 of the Indenture, the Trustee or Paying Agent shall continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that under this Article X would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a Trust Officer of the Trustee receives notice satisfactory to it that such payments are prohibited by this Article X. The Company, the Registrar or co-registrar, the Paying Agent, a Representative or a holder of Senior Indebtedness of the Company shall be entitled to give the notice; provided, however, that, if an issue of Senior Indebtedness of the Company has a Representative, only the Representative shall be entitled to give the notice.
     The Trustee in its individual or any other capacity shall be entitled to hold Senior Indebtedness of the Company with the same rights it would have if it were not Trustee. The Registrar and co-registrar and the Paying Agent shall be entitled to do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article X with respect to any Senior Indebtedness of the Company which may at any time be held by it, to the same extent as any other holder of such Senior
Third Supplemental Indenture

Indebtedness; and nothing in Article VII of the Indenture shall deprive the Trustee of any of its rights as such holder. Nothing in this Article X shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07 of the Indenture.
SECTION 10.10. Distribution or Notice to Representative. Whenever any Person is to make a distribution or give a notice to holders of Senior Indebtedness of the Company, such Person shall be entitled to make such distribution or give such notice to their Representative (if any).
SECTION 10.11. Article X Not To Prevent Events of Default or Limit Right To Accelerate. The failure to make a payment pursuant to the Notes by reason of any provision in this Article X shall not be construed as preventing the occurrence of a Default. Nothing in this Article X shall have any effect on the right of the Holders or the Trustee to accelerate the maturity of the Notes.
SECTION 10.12. Trust Moneys Not Subordinated. Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of U.S. Government Obligations held in trust under Article VIII of the Indenture by the Trustee for the payment of principal of and interest on the Notes shall not be subordinated to the prior payment of any Senior Indebtedness of the Company or subject to the restrictions set forth in this Article X, and none of the Holders shall be obligated to pay over any such amount to the Company or any holder of Senior Indebtedness of the Company or any other creditor of the Company.
SECTION 10.13. Trustee Entitled To Rely. Upon any payment or distribution pursuant to this Article X, the Trustee and the Holders shall be entitled to rely (1) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 10.02 of the Indenture are pending, (2) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (3) upon the Representatives of Senior Indebtedness of the Company for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article X. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness of the Company to participate in any payment or distribution pursuant to this Article X, the Trustee shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article X, and, if such evidence is not furnished, the Trustee shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01 and 7.02 of the Indenture shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article X.
SECTION 10.14. Trustee To Effectuate Subordination. Each Holder by accepting a Note authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Senior Indebtedness of the Company as provided in this Article X and appoints the Trustee as attorney-in-fact for any and all such purposes.
Third Supplemental Indenture

SECTION 10.15. Trustee Not Fiduciary for Holders of Senior Indebtedness of the Company. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness of the Company and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Company or any other Person, money or assets to which any holders of Senior Indebtedness of the Company shall be entitled by virtue of this Article X or otherwise.
SECTION 10.16. Reliance by Holders of Senior Indebtedness of the Company on Subordination Provisions. Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of the Company, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.
ARTICLE 10
Subsidiary Guaranties
SECTION 10.01. Guaranties. Each Subsidiary Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Original Indenture (other than obligations solely with respect to Securities other than the Notes), this Third Supplemental Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Original Indenture (other than obligations solely with respect to Securities other than the Notes), this Third Supplemental Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Subsidiary Guarantor and that such Subsidiary Guarantor will remain bound under this Article 10 notwithstanding any extension or renewal of any Obligation.
     Each Subsidiary Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Subsidiary Guarantor hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under the Original Indenture, this Third Supplemental Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of the Original Indenture, this Third Supplemental Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (e) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (f) except as set forth in Section 10.06, any change in the ownership of such Subsidiary Guarantor.
Third Supplemental Indenture

     Each Subsidiary Guarantor further agrees that its Subsidiary Guaranty herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.
     Except as expressly set forth in Section 8.01(b) of the Indenture and Sections 10.02 and 10.06, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under the Original Indenture, this Third Supplemental Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.
     Each Subsidiary Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.
     In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Subsidiary Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (1) the unpaid amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary Guaranteed Obligations of the Company to the Holders and the Trustee.
     Each Subsidiary Guarantor agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations hereby may be accelerated as provided in Article VI of the Indenture for the purposes of such Subsidiary Guarantor’s Subsidiary Guaranty herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI of the Indenture, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor for the purposes of this Section 10.01.
Third Supplemental Indenture

     Each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.
SECTION 10.02. Limitation on Liability. Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Obligations guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
SECTION 10.03. Successors and Assigns. This Article 10 shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall enure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in the Original Indenture, this Third Supplemental Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.
SECTION 10.04. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.
SECTION 10.05. Modification. No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstances.
SECTION 10.06. Release of Subsidiary Guarantor. Upon (a) the sale or other disposition (including by way of consolidation or merger) of all of the Capital Stock of a Subsidiary Guarantor, (b) the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor or (c) the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary (in each case other than a sale or disposition to the Company or an Affiliate of the Company), such Subsidiary Guarantor shall be deemed released from all obligations under this Article 10 without any further action required on the part of the Trustee or any Holder. At the request of the Company, the Trustee shall execute and deliver an appropriate instrument evidencing such release.
ARTICLE 11
Subordination of Subsidiary Guaranties
     SECTION 11.01. Agreement To Subordinate. Each Subsidiary Guarantor agrees, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by such Subsidiary
Third Supplemental Indenture

Guarantor’s Subsidiary Guaranty is subordinated in right of payment, to the extent and in the manner provided in this Article 11, to the prior payment of all Senior Indebtedness of such Subsidiary Guarantor and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. The Obligations of a Subsidiary Guarantor shall in all respects rank pari passu with all other Senior Subordinated Indebtedness of such Subsidiary Guarantor and only Senior Indebtedness of such Subsidiary Guarantor (including such Subsidiary Guarantor’s Guaranty of Senior Indebtedness of the Company) shall rank senior to the Obligations of such Subsidiary Guarantor in accordance with the provisions set forth herein.
SECTION 11.02. Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of any Subsidiary Guarantor to creditors upon a total or partial liquidation or a total or partial dissolution of such Subsidiary Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Subsidiary Guarantor or its property:
     (1) holders of Senior Indebtedness of such Subsidiary Guarantor shall be entitled to receive payment in full in cash of such Senior Indebtedness before Holders shall be entitled to receive any payment pursuant to the Subsidiary Guaranty of such Subsidiary Guarantor; and
     (2) until the Senior Indebtedness of any Subsidiary Guarantor is paid in full in cash, any payment or distribution to which Holders would be entitled but for this Article 11 shall be made to holders of such Senior Indebtedness as their interests may appear, except that Holders may receive shares of stock and any debt Notes of such Subsidiary Guarantor that are subordinated to such Senior Indebtedness to at least the same extent as Subsidiary Guaranty.
SECTION 11.03. Default on Senior Indebtedness of Subsidiary Guarantor. No Subsidiary Guarantor shall make its Subsidiary Guaranty or purchase, redeem or otherwise retire or defease any Notes or other Obligations (collectively, “pay its Subsidiary Guaranty”) if either of the following (a “Payment Default”) occurs: (1) any Obligation on any Designated Senior Indebtedness of such Subsidiary Guarantor is not paid in full in cash when due; or (2) any other default on Designated Senior Indebtedness of such Subsidiary Guarantor occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms; unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash; provided, however, that any Subsidiary Guarantor shall be entitled to pay its Subsidiary Guaranty without regard to the foregoing if such Subsidiary Guarantor and the Trustee receive written notice approving such payment from the Representative of any Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing. During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of such Subsidiary Guarantor pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, such Subsidiary Guarantor shall not pay its Subsidiary Guaranty for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee of (with a copy to such Subsidiary Guarantor) written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated (1) by written notice to the Trustee and such Subsidiary Guarantor from the Person or
Third Supplemental Indenture

Persons who gave such Blockage Notice; (2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or (3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash. Notwithstanding the provisions described in the immediately preceding two sentences (but subject to the provisions contained in the first sentence of this Section), unless the holders of such Designated Senior Indebtedness giving such Payment Notice or the Representative of such Designated Senior Indebtedness shall have accelerated the maturity of such Designated Senior Indebtedness, any Subsidiary Guarantor shall be entitled to resume payments pursuant to its Subsidiary Guaranty after termination of such Payment Blockage Period. No Subsidiary Guarantor shall be subject to more than one Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness of such Subsidiary Guarantor during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Indebtedness of such Subsidiary Guarantor (other than holders of the Bank Indebtedness), a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. For purposes of this Section, no default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness of such Subsidiary Guarantor initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.
SECTION 11.04. Demand for Payment. If a demand for payment is made on a Subsidiary Guarantor pursuant to Article 10, the Trustee shall promptly notify the holders of the Designated Senior Indebtedness of such Subsidiary Guarantor (or their Representatives) of such demand.
SECTION 11.05. When Distribution Must Be Paid Over. If a distribution is made to Holders that because of this Article 11 should not have been made to them, the Holders who receive the distribution shall hold it in trust for holders of Senior Indebtedness of the applicable Subsidiary Guarantor and pay it over to them or their Representatives as their interests may appear.
SECTION 11.06. Subrogation. After all Senior Indebtedness of a Subsidiary Guarantor is paid in full and until the Notes are paid in full, Holders shall be subrogated to the rights of holders of such Senior Indebtedness to receive distributions applicable to Senior Indebtedness of such Subsidiary Guarantor. A distribution made under this Article 11 to holders of such Senior Indebtedness which otherwise would have been made to Holders is not, as between the relevant Subsidiary Guarantor and Holders, a payment by such Subsidiary Guarantor on such Senior Indebtedness.
SECTION 11.07. Relative Rights. This Article 11 defines the relative rights of Holders and holders of Senior Indebtedness of a Subsidiary Guarantor. Nothing in this Indenture shall:
     (1) impair, as between a Subsidiary Guarantor and Holders, the obligation of such Subsidiary Guarantor, which is absolute and unconditional, to pay its Subsidiary Guaranty to the extent set forth in Article 10; or
Third Supplemental Indenture

     (2) prevent the Trustee or any Holder from exercising its available remedies upon a default by such Subsidiary Guarantor under its Subsidiary Guaranty, subject to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor to receive distributions otherwise payable to Holders.
SECTION 11.08. Subordination May Not Be Impaired by Company. No right of any holder of Senior Indebtedness of any Subsidiary Guarantor to enforce the subordination of the Subsidiary Guaranty of such Subsidiary Guarantor shall be impaired by any act or failure to act by such Subsidiary Guarantor or by its failure to comply with this Indenture.
SECTION 11.09. Rights of Trustee and Paying Agent. Notwithstanding Section 11.03, the Trustee or Paying Agent shall continue to make payments on any Subsidiary Guaranty and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a Trust Officer of the Trustee receives written notice satisfactory to it that such payments are prohibited by this Article 11. The Company, the relevant Subsidiary Guarantor, the Registrar or co-registrar, the Paying Agent, a Representative or a holder of Senior Indebtedness of such Subsidiary Guarantor shall be entitled to give the notice; provided, however, that, if an issue of Senior Indebtedness of any Subsidiary Guarantor has a Representative, only the Representative shall be entitled to give the notice.
     The Trustee in its individual or any other capacity shall be entitled to hold Senior Indebtedness of any Subsidiary Guarantor with the same rights it would have if it were not the Trustee. The Registrar and co-registrar and the Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article 11 with respect to any Senior Indebtedness of any Subsidiary Guarantor which may at any time be held by it, to the same extent as any other holder of such Senior Indebtedness; and nothing in Article VII of the Indenture shall deprive the Trustee of any of its rights as such holder. Nothing in this Article 11 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07 of the Indenture.
SECTION 11.10. Distribution or Notice to Representative. Whenever any Person is to make a distribution or give a notice to holders of Senior Indebtedness of any Subsidiary Guarantor, such Person shall be entitled to make such distribution or give such notice to their Representative (if any).
SECTION 11.11. Article 11 Not To Prevent Events of Default or Limit Right To Demand Payment. The failure to make a payment pursuant to a Subsidiary Guaranty by reason of any provision in this Article 11 shall not be construed as preventing the occurrence of a Default. Nothing in this Article 11 shall have any effect on the right of the Holders or the Trustee to make a demand for payment on any Subsidiary Guarantor pursuant to its Subsidiary Guaranty.
SECTION 11.12. Trustee Entitled To Rely. Upon any payment or distribution pursuant to this Article 11, the Trustee and the Holders shall be entitled to rely (1) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 11.02 are pending, (2) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (3) upon the Representatives for the holders of Senior Indebtedness of any Subsidiary Guarantor for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the
Third Supplemental Indenture

holders of such Senior Indebtedness and other indebtedness of such Subsidiary Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 11. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness of any Subsidiary Guarantor to participate in any payment or distribution pursuant to this Article 11, the Trustee shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness of such Subsidiary Guarantor held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 11, and, if such evidence is not furnished, the Trustee shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01 and 7.02 of the Indenture shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article 11.
SECTION 11.13. Trustee To Effectuate Subordination. Each Holder by accepting a Note authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Senior Indebtedness of any Subsidiary Guarantor as provided in this Article 11 and appoints the Trustee as attorney-in-fact for any and all such purposes.
SECTION 11.14. Trustee Not Fiduciary for Holders of Senior Indebtedness of Subsidiary Guarantor. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness of any Subsidiary Guarantor and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Company or any other Person, money or assets to which any holders of such Senior Indebtedness shall be entitled by virtue of this Article 11 or otherwise.
SECTION 11.15. Reliance by Holders of Senior Indebtedness of Subsidiary Guarantors on Subordination Provisions. Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of any Subsidiary Guarantor, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.
ARTICLE 12
Miscellaneous
SECTION 12.01. Certain Trustee Matters.
     The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.
     The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture or the Notes or the proper authorization or the due execution hereof or thereof by the Company.
Third Supplemental Indenture

     Except as expressly set forth herein, nothing in this Third Supplemental Indenture shall alter the duties, rights or obligations of the Trustee set forth in the Original Indenture.
     The Trustee makes no representation or warranty as to the validity or sufficiency of the information contained in the prospectus supplement related to the Notes, except such information which specifically pertains to the Trustee itself, or any information incorporated therein by reference.
SECTION 12.02. Continued Effect.
     Except as expressly supplemented and amended by this Third Supplemental Indenture, the Original Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Original Indenture is in all respects hereby ratified and confirmed. This Third Supplemental Indenture and all its provisions shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided.
SECTION 12.03. Governing Law.
     THIS THIRD SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
SECTION 12.04. Counterparts.
     This instrument may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
[Remainder of Page Intentionally Left Blank]
Third Supplemental Indenture

     IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and delivered, all as of the day and year first above written.

ENCORE ACQUISITION COMPANY

By: /s/ Robert C. Reeves

Robert C. Reeves Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

EAP OPERATING, LLC,

By: /s/ Robert C. Reeves Robert C. Reeves Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

EAP PROPERTIES, INC.,

By: /s/ Robert C. Reeves Robert C. Reeves Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

ENCORE OPERATING, L.P.,

By EAP Operating, Inc., its general partner

By: /s/ Robert C. Reeves Robert C. Reeves Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

ENCORE OPERATING LOUISIANA, LLC,

By:	/s/ Thomas H. Olle Thomas H. Olle President and Assistant Secretary
Third Supplemental Indenture

WELLS FARGO BANK, NATIONAL
ASSOCIATION
as Trustee

By:	/s/ John C. Stohlmann John C. Stohlmann Vice President
Third Supplemental Indenture

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EXHIBIT A
[FORM OF FACE OF NOTE]
[Global Securities Legend]
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
     TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

ENCORE ACQUISITION COMPANY

No.	CUSIP No.: 29255W AJ9
ISIN No.: US29255WAJ99
$
9.5% Senior Subordinated Notes Due 2016
     Encore Acquisition Company, a Delaware corporation, promises to pay to                                                              , or registered assigns, the principal sum of                                           Dollars on May 1, 2016.
     Interest Payment Dates: May 1 and November 1.
     Record Dates: April 15 and October 15.
     Additional provisions of this Note are set forth on the other side of this Note.
     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
     Dated:

ENCORE ACQUISITION COMPANY

By:

Name:
Title:

By:

Name:
Title:
TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     This is one of the Notes referred to in the within-mentioned Indenture.
     WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	Authorized Signatory

EXHIBIT A
[FORM OF] REVERSE SIDE OF NOTE
ENCORE ACQUISITION COMPANY
9.5% Senior Subordinated Note Due 2016
1. Interest
     Encore Acquisition Company, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semiannually on May 1 and November 1 of each year, commencing November 1, 2009. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from April 27, 2009. The Company will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
2. Method of Payment
     The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the April 15 or October 15 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company will make all payments in respect of a certificated Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
3. Paying Agent and Registrar
     Initially, Wells Fargo Bank, National Association, a United States banking association (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4. Indenture
     The Company issued the Notes under an Indenture dated November 16, 2005, between the Company and the Trustee (the “Original Indenture”), as supplemented by the Third Supplemental Indenture dated April 27, 2009, among the Company, the Subsidiary Guarantors and the Trustee (the “Third Supplemental Indenture”, and such Original Indenture as so supplemented by the Third Supplemental Indenture, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Act for a statement of those terms.
     The Notes are general unsecured obligations of the Company. The Company shall be entitled, subject to its compliance with Section 4.08 of the Indenture, to issue Additional Notes pursuant to the Indenture. The Initial Notes issued on the Issue Date and any Additional Notes will be treated as a single class for all purposes under the Indenture. The Indenture contains covenants that limit the ability of the Company and its subsidiaries to incur additional indebtedness; pay dividends or distributions on, or redeem or repurchase capital stock; make investments; issue or sell capital stock of subsidiaries; engage in transactions with affiliates; create liens on assets; transfer or sell assets; guarantee indebtedness; restrict dividends or other payments of subsidiaries; and consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries. During any period that the Notes have an Investment Grade Rating from both S&P and Moody’s and no Default has occurred and is continuing, certain covenants will be suspended. These covenants are subject to important exceptions and qualifications.
5. Optional Redemption
     Except as set forth below, the Company shall not be entitled to redeem the Notes at its option prior to May 1, 2013.
     On and after May 1, 2013, the Company shall be entitled at its option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount, on the redemption date) plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

Period	Redemption Price
2013	104.750%
2014	102.375%
2015 and thereafter	100.000%
     In addition, prior to May 1, 2012, the Company shall be entitled at its option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which

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includes Additional Notes, if any) issued prior to the redemption date at a redemption price (expressed as a percentage of principal amount) of 109.5%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Public Equity Offerings; provided that (1) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and (2) each such redemption occurs within 180 days after the date of the related Public Equity Offering.
     Prior to May 1, 2013, the Company may at its option redeem all (but not less than all) the Notes (which includes the Additional Notes, if any) at a redemption price equal to the sum of:
          (1) the principal amount thereof, plus
          (2) accrued and unpaid interest, if any, to the redemption date, plus
          (3) the Applicable Premium at the redemption date.
6. Notice of Redemption
     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notes in denominations larger than $1,000 principal amount may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.
7. Put Provisions
     Upon a Change of Control, then unless the Company shall have exercised its right to redeem all the Notes, any Holder of Notes will have the right to cause the Company to repurchase all or any part of the Notes of such Holder at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.
8. Subordination
     The Notes are subordinated to Senior Indebtedness of the Company, as defined in the Indenture. To the extent provided in the Indenture, Senior Indebtedness of the Company must be paid before the Notes may be paid. The Company agrees, and each Holder by accepting a Note agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.

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9. Guaranty
     The payment by the Company of the principal of, and premium and interest on, the Notes is fully and unconditionally guaranteed on a joint and several senior subordinated basis by each of the Subsidiary Guarantors.
10. Denominations; Transfer; Exchange
     The Notes are in registered form without coupons in denominations of $1,000 principal amount and whole multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or 15 days before an interest payment date.
11. Persons Deemed Owners
     The registered Holder of this Note may be treated as the owner of it for all purposes.
12. Unclaimed Money
     If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.
13. Discharge and Defeasance
     Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.
14. Amendment, Waiver
     Subject to certain exceptions set forth in the Indenture, (i) the Indenture and the Notes may be amended or supplemented, and compliance with any provision of the Indenture may be waived, with the written consent of the Holders of at least a majority in principal amount outstanding of the Notes and (ii) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount outstanding of the Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee shall be entitled to amend or supplement the Indenture or the Notes to (1) cure any ambiguity, omission, defect or inconsistency, (2) comply with Article V of the Indenture, (3) provide for uncertificated Notes in addition to or in place of certificated Notes, (4) add guarantees with respect to the Notes, including Subsidiary Guaranties, or to secure the Notes, or to confirm the release, termination or

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discharge of any Subsidiary Guarantor or any such Lien when such release, termination or discharge is permitted under the Indenture, (5) comply with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, the Indenture under the TIA, (6) add additional covenants or surrender rights and powers conferred on the Company or the Subsidiary Guarantors, (7) to add any additional Events of Default with respect to the Notes, (8) to change or eliminate any of the provisions of the Indenture; provided that any such change or elimination shall become effective only where there is no outstanding Note that is adversely affected in any material respect by that change in or elimination of that provision, (9) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Notes pursuant to the Indenture; provided, however, that any such action shall not adversely affect the interest of the Holder of any Notes in any material respect, (10) to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the Notes and to add or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee, or (11) to make any change to conform the text of the Indenture or the Notes to any provision in the Prospectus Supplement in the section “Description of the Notes” that does not adversely affect the Holder of any Note.
15. Defaults and Remedies
     Under the Indenture, Events of Default include (i) default for 30 days in payment of interest on the Notes; (ii) default in payment of principal on the Notes at maturity, upon redemption pursuant to paragraph 5 of the Notes, upon acceleration or otherwise, or failure by the Company to redeem or purchase Notes when required; (iii) failure by the Company or any Subsidiary Guarantor to comply with other agreements in the Indenture or the Notes, in certain cases subject to notice and lapse of time; (iv) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Company or any Significant Subsidiary (other than Non-Recourse Purchase Money Indebtedness) if the amount accelerated (or so unpaid) exceeds $10.0 million, provided that such acceleration is not rescinded within a period of 10 days from the occurrence of such acceleration; (v) certain events of bankruptcy or insolvency with respect to the Company and the Significant Subsidiaries; (vi) certain judgments or decrees for the payment of money in excess of $10.0 million; and (vii) certain defaults with respect to Subsidiary Guaranties. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.
     Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is not opposed to the interest of the Holders.

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16. Trustee Dealings with the Company
     Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.
17. No Recourse Against Others
     A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.
18. Authentication
     This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.
19. Abbreviations
     Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
20. CUSIP Numbers
     Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
21. Governing Law
     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

6

Encore Acquisition Company
777 Main Street
Suite 1400
Fort Worth, TX 76102
Attention: Chief Financial Officer

7

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

     (Print or type assignee’s name, address and zip code)

     (Insert assignee’s soc. sec. or tax I.D. No.)
     and irrevocably appoint                                          agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

OPTION OF HOLDER TO ELECT PURCHASE
     If you want to elect to have this Note purchased by the Company pursuant to Section 4.11 or 4.13 of the Indenture, check the box:
☐
     If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.11 or 4.13 of the Indenture, state the amount in principal amount: $

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee:

(Signature must be guaranteed)
     Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[TO BE ATTACHED TO GLOBAL SECURITIES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE
     The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase)	Signature of authorized officer of Trustee or Securities Custodian